UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD
Specialized Disclosure Report

Roku, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

1173 Coleman Ave San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)
Dan Jedda
Chief Financial Officer
(408) 556-9040
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.
☐     Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended __________.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD of Roku, Inc. (“Roku”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2024 to December 31, 2024 (the “Reporting Period”). A copy of Roku’s Conflict Minerals Report for the Reporting Period is filed as Exhibit 1.01 hereto and is publicly available at https://www.roku.com/investor/sec-filings. 1
Item 1.02 Exhibit
Roku’s Conflict Minerals Report for the Reporting Period is filed as Exhibit 1.01 hereto.
Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit Number	Description

1.01	Conflict Minerals Report for the reporting period January 1, 2024 to December 31, 2024.

1 The reference to Roku’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Roku, Inc.

Date: May 29, 2025	By:	/s/ Dan Jedda
Dan Jedda
Chief Financial Officer